Exhibit 99.1

Inverness Medical Innovations Announces Agreement to Supply Pfizer with a
Digital Version of its e.p.t® Brand Pregnancy Test

WALTHAM, MA,  December 17, 2003  — Inverness Medical Innovations, Inc., (AMEX: IMA) through its subsidiary, Unipath, Ltd., recently entered into an agreement to supply Warner-Lambert Company LLC, a wholly-owned subsidiary of Pfizer Inc. (“Pfizer”) a digital version of Pfizer’s premium-branded e.p.t® pregnancy test.  Under the agreement, which is non-exclusive, Inverness generally is obligated to fulfill Pfizer’s product orders through November 1, 2008 (subject to certain early termination events), at fixed prices subject to certain adjustments.  Inverness has commenced product shipments under this agreement.  Under another agreement previously entered into with Pfizer, Inverness has agreed to supply Pfizer with its requirements for the visual/non-digital e.p.t® pregnancy test beginning in June 2004 and continuing for five years.  That agreement includes minimum purchase obligations.  Pfizer’s purchases of digital pregnancy tests under the new agreement will be credited against these minimum quantities.

Inverness will continue to market its premium-branded Clearblue® Easy digital pregnancy test.

For more information about Inverness Medical Innovations, please visit our website at www.invmed.com.

Inverness Medical Innovations is a leading provider of women’s health and other consumer and point-of-care health products and a developer of advanced technologies for both the consumer and professional diagnostic marketplaces. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology.  Inverness is headquartered in Waltham, Massachusetts.

Clearblue is a registered trademark of Inverness Medical Switzerland GmbH.

e.p.t is a registered trademark of Warner-Lambert Company LLC, a subsidiary of Pfizer Inc.